Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) entered as of this 1st day of May 2021, (the “Effective Date”) by and between Village Farms, L.P., a Delaware limited partnership (the “Partnership”); and Orville Bovenschen (the “Employee”).  The Partnership and the Employee are referred to herein collectively as “Parties” and individually as “Party.”

WHEREAS, the Partnership desires to employ the Employee upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee desires to serve as Director of European Business Operations of the Partnership upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Partnership and the Employee agree as follows:

SECTION 1.Employment Duties

The Partnership hereby employs the Employee, and the Employee hereby accepts employment with the Partnership, upon the terms and conditions set forth in this Agreement.  During the Term (as defined in Section 2 below), the Employee shall serve as the Partnership’s Director of European Business Operations, as well as in such other positions or capacities as may be reasonably requested by the Chief Executive Officer of the Partnership (the “CEO) (including, without limitation, serving as an officer of, or member of any committee of, the Partnership and/or any of the Related Companies (as defined in Section 2 below)) and shall have such powers, duties and responsibilities as are provided from time to time or that may be assigned by the CEO consistent with such position(s).  The Employee agrees to (a) devote substantially all of his business time to the business affairs of the Partnership and the Related Companies as directed by the Partnership, (b) perform all duties and fulfill all responsibilities incident to his employment in a manner reasonably expected of management in similar positions, (c) comply with the Partnership’s policies and procedures in place from time to time, and (d) serve the Partnership faithfully and to the best of his ability.  The Employee’s services under this Agreement shall be subject to reasonably necessary travel requirements of his position(s) and duties hereunder.  The Employee shall be responsible for all facets of the Partnership’s global sales programs or other duties that maybe assigned by the CEO.  The foregoing shall not be construed to prohibit the Employee from (i) sitting on boards of directors of companies that are not engaged in a Competitive Business (as defined in Section 5 below) or engaging in charitable activities, provided that such board membership and/or charitable activities do not inhibit, conflict with or prohibit the performance of the Employee’s duties hereunder or inhibit or conflict with the business of the Partnership or any of the Related Companies, and (ii) satisfying military obligations.

SECTION 2.TERM

The Employee’s term of employment under this Agreement shall run from the Effective Date for a period of two (2) years (the “Term”), unless sooner terminated as provided hereunder.  If (a) the Term is not extended for a two-year period following its expiration, or (b) the Parties do not enter into a new employment agreement reasonably acceptable to all Parties (as applicable, “Non-Renewal”), the Employee shall continue to receive the Employee’s then-current salary and benefits for sixty days following the expiration of the Term.

SECTION 3.Compensation and Benefits

For all services to be rendered by the Employee in any capacity during the Term, including, without limitation, services for the Partnership and its Parent, subsidiaries, affiliates or divisions (collectively, the “Related Companies”), the Partnership will pay and provide to the Employee, the following (subject, in each case, to the provisions of Section 4 below):

a)

Salary.  During the Term, the Partnership shall pay to the Employee a base salary at a rate of USD $240,000 on an annualized basis (the “Base Salary”), which Base Salary will be reviewed periodically and subject to the granting of such other compensation, if any, as the CEO, in his discretion, may approve.  Base Salary payments shall be made to the Employee in a manner consistent with the payroll policies of the Partnership.

b)

Short Term Incentive Plan.  For each fiscal year ending during the Term, Employee shall be eligible to earn an annual short term incentive performance bonus (the “STIP Bonus”) in addition to the Employee’s Base Salary.  The maximum STIP Bonus will be up to 50% of the Employee’s Base Salary.  The payment of any STIP Bonus will be on or before three (3) months following the Partnership’s fiscal year end.  The STIP Bonus for a fiscal year is not earned until the date that it is paid or payable.  Accordingly, in order for the Employee to be eligible to receive the STIP Bonus with respect to a fiscal year, the Employee must be employed by the Partnership on the date that such STIP Bonus is paid or payable.

c)

ParentCo Share-based Compensation Plan.  During the Term, the Employee shall be eligible to participate in the ParentCo’s (“Parent-Co”) Share-based Compensation Plan dated     January 1, 2010 or any similar successor equity compensation plan as may be in place from time to time (the “Share-based Compensation Plan”). Awards under the Share-based Compensation Plan are discretionary and can only be granted by the Compensation Committee of ParentCo’s Board of Directors. Employee’s eligibility and award under the Share-based Compensation Plan have been pre-determined and agreed upon at 75,000 options, by both Parties, as described in a separate document titled, “Equity Plan Document”, which is incorporated by reference into this Agreement..  The pre-determined award will be subject to the terms and conditions established within the Plan and a separate award agreement between the Employee and the Parent-Co that sets forth the terms of the award.

d)

Fringe Benefits.  During the Term, the Employee shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) made available by the Partnership for the benefit of its managerial employees at the Employee’s level or to its employees generally, in each case, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.  The Partnership may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

e)

Business Expenses.  The Employee shall be entitled to receive reimbursement by the Partnership, subject to such requirements with respect to substantiation and documentation as may be reasonably specified by the Partnership, for all reasonable and necessary travel and other business expenses incurred by the Employee in the performance of his duties hereunder.  The Employee must adhere to the Partnership’s policies and procedures for travel & entertainment to receive the requested reimbursement.

f)

Vacation.  During the Term, Employee shall be entitled to twenty (20) paid vacation days per calendar year, which vacation days shall accrue, and may be used, in accordance with the policies of the Partnership in place from time to time.  The Employee may not carry-over more than five (5) accrued vacation days from one calendar year to the next calendar year.

g)

Personal Days, Etc.  The Employee will be entitled to as many holidays, sick days and personal days as are in accordance with the Partnership’s policy then in effect generally for its management, and such days off work will be taken at the same times as any such days off work are taken by the Employee pursuant to any employment agreement the Employee may have with any of the Related Companies (if any).

h)	Moving Expenses. The Partnership and Employee mutually agree that the Employee should change his primary office location to Lake Mary, Florida in August 2021. The Partnership will reimburse Employee for reasonable moving expenses. A budget equivalent to USD $30,000 will be prepared and approved by the CEO prior to any expenses being incurred or reimbursed.
i)

Immigration Matters.  It is understood that “sponsorship for permanent residency” solely constitutes an agreement by The Partnership to authorize the state appointed immigration attorney to file an application for labor certification and permanent residency on its behalf with the Employee as the beneficiary. Sponsorship does not imply any financial agreement with regard to the above matters with the exception of payment of attorney fees and costs for the Labor Certification application or the equivalent amount toward preparation of a Work Authorization and Permanent Residency Petition for Employee and immediate family.

j)

Signing Bonus.  The Partnership offers Employee a one-time signing bonus of USD $50,000. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after Employee’s employment. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that Employee voluntarily terminates employment with The Partnership within 12 months of employment, Employee will be responsible for reimbursing The Partnership for the entire signing bonus.

SECTION 4.Termination

a)	Notwithstanding the provisions of Section 2 of this Agreement, the Employee’s employment under this Agreement shall terminate by either the Partnership or the Employee pursuant to Section 4(b) below.

b)	Events of Termination. This Agreement and the Employee’s employment with Partnership shall terminate upon the occurrence of any one or more of the following events:
i.	Death. In the event of the Employee’s death (“Death”), this Agreement and the Employee’s employment with the Partnership shall automatically terminate on the date of Death.

ii.

Disability.  If the Employee, due to physical or mental illness, is unable to perform the essential functions of the Employee’s duties (with or without reasonable accommodation) for a continuous period of ninety (90) days or non-continuous period of one hundred twenty (120) days in any 12-month period (“Disability”), the Partnership may terminate this Agreement and the Employee’s employment with the Partnership upon written notice of termination to the Employee (“Disability Termination Notice”).  It is understood and agreed that return to work for brief periods, not exceeding five three-day periods during the 90-day period, shall not be deemed to have eliminated the continuity of the 90-day period.  If any question arises as to whether the Employee is unable to perform the essential functions of his duties (with or without reasonable accommodations) due to physical or mental illness, the Employee shall submit to an examination by a physician selected by the mutual agreement of the Partnership and the Employee, at the Partnership’s expense.  The decision of the physician shall be certified in writing to the Partnership, shall be sent by the Partnership to the Employee or the Employee’s representative, and shall be conclusive for purposes of this Agreement.  If within twenty (20) days after the Partnership’s request, the Employee shall fail to submit to a physical examination, a determination by the Partnership shall be conclusive.  A termination due to Disability shall be effective immediately (or such later date that may be set forth in the written notice of termination to the Employee).

iii.

Termination by the Partnership for Cause.  The Partnership may terminate this Agreement and Employee’s employment with the Partnership for Cause (as defined herein) upon the Partnership giving written notice of termination to the

Employee.  The following acts or omissions by the Employee shall constitute “Cause” for immediate termination of this Agreement: (A) conduct by the Employee constituting a felony or other crime involving dishonesty, theft or an act of moral turpitude; (B) conduct of the Employee which is materially injurious, or reasonably likely to be materially injurious, to the Partnership or any Related Companies, monetarily or otherwise; (C) an act or acts of dishonesty by the Employee involving the Partnership or any Related Companies; (D) willful misconduct or gross negligence in the performance of the Employee’s duties under this Agreement, (E) refusal by the Employee to perform his duties hereunder and, to the extent that such refusal or failure is subject to cure (as determined by the Partnership in its reasonable discretion) failure of the Employee to cure same within thirty (30) days after notice thereof to the Employee; provided, however, that no such notice and opportunity shall be required if the same refusal or failure occurs by the Employee after the initial refusal or failure has been cure; (F) any breach of the Employee’s obligations under Section 5 of this Agreement, or (G) a material breach by the Employee of any of the other provisions of this Agreement and, to the extent that such breach is subject to cure (as determined by the Partnership in its reasonable discretion) failure of the Employee to cure same within thirty (30) days after notice thereof to the Employee; provided, however, that no such notice shall be required if the same breach occurs by the Employee after the initial breach has been cured.  A termination for “Cause” shall be effective immediately (or on such later date set forth in the written notice of termination to the Employee).

iv.

Termination by the Partnership Without Cause.  The Partnership may terminate this Agreement and the Employee’s employment with the Partnership at any time Without Cause (as defined below) by giving written notice of termination to the Employee. As used in this Agreement, (“Without Cause”) means a termination of this Agreement and the Employee’s employment by the Partnership for any reason or no reason (other than Cause or due to the Employee’s Death or Disability).  A termination “Without Cause” shall be effective immediately (or on such later date set forth in the written notice of termination to the Employee).

v.

Voluntary Termination by the Employee. The Employee may terminate this Agreement and the Employee’s employment with the Partnership for any reason or no reason (“Voluntary Termination”) by giving at least thirty (30) days prior written notice of Voluntary Termination to the Partnership; provided, however, the Partnership reserves the right, upon written notice to the Employee, to accept the Employee’s notice of Voluntary Termination and to accelerate such notice and make the Employee’s Voluntary Termination effective immediately or on such other date prior to the Employee’s intended last day of work as the Partnership deems appropriate.  It is understood and agreement that the Partnership’s election to accelerate the Employee’s notice of Voluntary Termination shall not be deemed a termination by the Partnership. The Employee’s Voluntary Termination shall be effective as of the date set forth in the Employee’s written notice of Voluntary Termination (or such earlier date set forth in the acceleration notice from the Partnership, if any).

vi.

Termination for Good Reason by Employee.  The Employee may terminate this Agreement and the Employee’s employment with the Partnership for Good Reason (as defined below) by giving written notice of termination for Good Reason within thirty (30) days after the expiration of the Good Reason Cure Period (defined below); provided, however, the Partnership reserves the right, upon written notice to the Employee, to accept the Employee’s notice of termination for Good Reason  and to accelerate such notice and make the

Employee’s termination for Good Reason effective immediately or on such other date prior to the Employee’s intended last day of work as the Partnership deems appropriate.  It is understood and agreed that the Partnership’s election to accelerate the Employee’s notice of termination for Good Reason shall not be deemed a termination by the Partnership. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Employee’s prior consent of: (A) a change materially adverse to the Employee in the nature or scope of his position, functions, responsibilities or duties (B) the Partnership’s breach of any material provision of this Agreement, as defined herein.  However, clauses (A) or (B) of this Section shall constitute "Good Reason" only if (i) the Employee provides the Partnership with written notice of the Employee’s objection to such act or event within thirty (30) days after such event first occurs, (ii) the Partnership is afforded an opportunity to cure such event within thirty (30) days after the Partnership’s receipt of such notice (the “Good Reason Cure Period”), and (iii) during the Good Reason Cure Period, the Employee cooperates in good faith with the Partnership’s efforts to cure such event. For purposes of clarification, if the Partnership cures the Good Reason event during the Good Reason Cure Period, Good Reason shall not be deemed to have occurred.  The Employee’s resignation for Good Reason shall be effective as of the date set forth in the Employee’s notice of resignation for Good Reason to the Partnership (or such earlier date set forth in the acceleration notice from the Partnership, if any).

c)	Termination Benefits.
i.

If the Employee’s employment is terminated due to Cause, Voluntary Termination, Death or Disability, then this Agreement and the Employee’s employment with the Partnership shall terminate and the Partnership’s sole obligation to the Employee (or the Employee’s estate, heirs, executors, administrators, representatives and assigns) under this Agreement or otherwise shall be to: (A) pay to the Employee any Base Salary earned, but not yet paid, prior to the effective date of termination, payable in accordance with the Partnership’s standard payroll practices; (B) reimburse the Employee for any expenses incurred by the Employee through the date of termination in accordance with Section 3(f) above; (C) pay to the Employee (or the Employee’s estate, heirs, executors, administrators, representatives and assigns) a “Death Benefit” in the amount equivalent to twelve (12) months’ salary (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions); and (D) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that the Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the effective date of termination, in accordance with such plan, program, policy, or practice (clauses (A), (B), (C) and (D) of this sentence are collectively referred to herein as the “Accrued Obligations”).

ii.

If the Employee’s employment is terminated by the Partnership Without Cause, or is terminated by the Employee for Good Reason, then this Agreement and the Employee’s employment hereunder shall terminate and the Partnership’s sole obligation to the Employee (or the Employee’s estate, heirs, executors, administrators, representatives and assigns) under this Agreement or otherwise shall be to: (A) pay and/or provide to the Employee the Accrued Obligations, in accordance with the terms set forth in Section 4(c)(i) above; and (B) subject to Section 4(c)(iii) below, during the Salary Continuation Period (as defined below) continue to pay to the Employee his Base Salary at the rate in effect immediately prior to the effective date of termination (the “Salary Continuation Payments”).

As used herein, the “Salary Continuation Period” means the period beginning on the day following the effective date of termination and ending on the twelve (12) month anniversary of the effective date of termination.  Subject to Section 4(c)(iv) below, the Salary Continuation Payments (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions) shall be payable in substantially equal installments in accordance with the Partnership’s customary payroll practices and procedures, commencing on the next regular pay date following the 8th day after the Employee’s execution and delivery of the Release (as defined in Section 4(c)(iii) below); provided, however, the first payment of the Salary Continuation Payments shall include the cumulative amount of payments that would have been paid to the Employee during the period of time between the effective date of termination and the date the Salary Continuation Payments commence had such payments commenced immediately following the effective date of termination.

Notwithstanding anything set forth in this Section 4(c)(ii) to the contrary, in the event of a breach by the Employee of his obligations under Section 5 of this Agreement or any material breach by the Employee of his obligations under the Release and in addition to any other remedies under this Agreement, the Release or at law or in equity, the Salary Continuation Period shall terminate as of the date of such breach and the Partnership shall have no further obligations under this Section 4(c)(ii) other than to pay the Accrued Obligations (to the extent not previously paid) and the Employee shall be required, upon demand, to return to the Partnership ninety percent (90%) of any Salary Continuation Payments made by the Partnership pursuant to this Section 4(c)(ii).

iii.

The Salary Continuation Payments shall be contingent upon the Employee’s execution, delivery within 21 days (or 45 days in the case of a group termination) following receipt, and non-revocation of a general release in a form satisfactory to the Partnership (the "Release").  The Release will be delivered to the Employee within ten (10) business days following the effective date of termination and will include, without limitation, a general release from all liability of the Partnership, the Related Companies, each of their respective officers, directors, shareholders, partners, managers, agents, employees and other related parties. Notwithstanding anything to the contrary contained herein, in the event that any payment hereunder is contingent upon the Employee’s execution and delivery of the Release and the 21 (or 45 day) period covers more than one calendar year, the payment shall be paid in the second calendar year (on the first regular pay date of such calendar year following the date that the Release becomes effective and is no longer subject to revocation, all subject to Section 4(c)(iv) below), regardless of whether the Employee executes and delivers the Release in the first or the second calendar year encompassed in such 21 (or 45) day period.

iv.

Notwithstanding anything set forth in Section 4(c)(ii) above to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") concerning payments to "specified employees," any payment on account of the Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federate short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.  For purposes of Section 4 of this Agreement, the Employee shall be a "specified employee" for the 12-month period beginning on the first day of the fourth month following each "Identification Date" if the Employee is a "key employee" (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Partnership at any time during the 12-month period ending on the "Identification Date."  For purposes of the foregoing, the Identification date shall be December 31.

SECTION 5.Nondisclosure, Inventions and Noncompetition

a)	Nondisclosure and Inventions.
i.	Definitions. For purposes of this Section 5, the following terms shall have the meanings set forth below.

“Competitive Business” means any business engaged in providing products and services competitive with those products and services offered by the Partnership or any Related Companies at the time of termination of Employee’s employment.

“Confidential Information” means all information relating to the Partnership and any Related Companies and their respective customers and suppliers considered by the Partnership or any Related Companies to be confidential including, without limitation, (a) business plans, research, developments and marketing strategies, customer names and lists, employee names and information, product and service prices and lines, processes, designs, ideas, formulae, methods, financial information, costs, supplies, pricing information, computer programs, procedures, processes, methods, systems, strategies, production methods and (b) the Inventions and Trade Secrets (as defined below).  “Confidential Information” shall not include the foregoing that is or becomes (i) in the public domain other than through acts by the Employee, (ii) already lawfully in the Employee’s  possession at the time of disclosure by the Partnership as evidenced by the Employee’s  written records, (c) disclosed to the Employee by a third party who is not prohibited from disclosing the information pursuant to any fiduciary, contractual, or other duty to any Related Companies, or (d) required by law, rule, regulation or court order to be disclosed.

“Inventions” means discoveries, concepts, ideas, methods, formulae, techniques, developments, know-how, inventions, and improvements relating to the business of the Partnership and any of the Related Companies, whether or not patentable, conceived of or made by Employee at any time, whether before, during, or after business hours, or with the use of the facilities of the Partnership or any of the Related Companies, materials, or personnel, either solely or jointly with others after the Effective Date and during Employee’s  employment by the Partnership.

“Trade Secrets” means any and all technology and information relating to businesses of the Partnership or any Related Companies or their respective patents, methods, formulae, software, algorithms, financial models, know-how, designs, products, processes, services, research development, inventions, systems, engineering, and manufacturing which have been designated and treated as trade secrets by the Partnership or any Related Companies and which provide competitive advantage to the Partnership or any Related Companies.

ii.	Confidentiality; Partnership to Own Inventions.
a.

Receipt of Confidential Information.  The Employee acknowledges that during Employee’s employment as an Employee of the Partnership and as a result of the confidential relationship with the Related Companies established thereby, the Employee shall be receiving Confidential Information and that the Confidential Information is a highly valuable asset of the Partnership and Related Companies.

b.

Protection of Confidential Information.  The Employee shall use Confidential Information solely for their duties with the Partnership and any Related Companies.  The Employee will not disclose Confidential Information, directly or indirectly, at any time during or after employment by the Partnership except to persons authorized by the Partnership or Related Companies to receive this information or as required by law.  The Employee will not use Confidential Information, directly or indirectly, at any time during or after employment by the Partnership, for any personal benefit, for the benefit of any other person or entity, or in any manner adverse to the Partnership or any Related Companies.

c.

Return of Confidential Information.  The Employee will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to Confidential Information.  At the time Employee returns these materials a release will be signed that Employee has complied with the terms of this agreement.

d.

Disclosure and Ownership.  The Employee shall inform the Partnership promptly and fully of all Inventions by a written report, setting forth in detail a description of the invention, the procedures used and the results achieved.  All Inventions shall be and remain the sole property of the Partnership or any Related Companies designated by the CEO.  The Employee promptly shall execute and deliver to the designated Related Companies any instruments deemed necessary by it to effect disclosure and assignment of all Inventions to the designated Related Companies including, without limitation, assignments satisfactory to the designated Related Companies.  Upon request of the designated Related Companies, during and after the Employee’s  employment with the Partnership, the Employee shall execute patent and copyright applications and any other instruments, reasonably deemed necessary by the designated Related Companies for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and foreign countries based on such Inventions; provided, however, that if the Employee takes any action in connection with the foregoing obligation after the Employee’s  employment with the Partnership is terminated, the designated Related Companies shall compensate the Employee at a reasonable rate to be agreed upon by the parties and shall promptly reimburse the Employee for any expenses incurred in satisfying such obligation.
e.

Works for Hire.  To the extent the Inventions consist of original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment and which are protectable by copyright, the Employee acknowledges that all such original works of authorship are “works for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

b)	Noncompetition. In consideration of the Employee’s employment with the Partnership and in consideration of this Agreement, the Employee hereby covenants as follows:
i.

Covenants.  Without the prior written consent of the CEO, during the Employee’s tenure with the Partnership and for the Salary Continuation Period, if the Employee shall leave the employment of the Partnership, whether voluntarily or involuntarily, the Employee shall not directly or indirectly, personally, by agency, as an employee, through a corporation, partnership, limited liability partnership, or by any other entity, artifice, or device:

a.

own, manage, operate, control, employ or have any financial interest in or consult to, or lend the Employee’s name to any enterprise, partnership, or other entity engaged in a Competitive Business in North America;

b.	assist others in engaging in any Competitive Business in the manner described in the foregoing clause;
c.

solicit or service in any way in connection with or relating to a Competitive Business, on behalf of the Employee or on behalf of or in conjunction with others, any supplier, client, customer, or prospective supplier, client, or customer, who had been serviced by the Partnership or any Related Companies in the one year period immediately preceding the date of termination, or any prospective supplier, client, or customer to whom a formal business presentation or substantiated offering of services had been made by Partnership within the 12 months immediately preceding the date of termination; or

d.	actively solicit or induce employees of any of the Partnership or Related Companies to terminate their employment with the Partnership or such Related Companies or engage in any Competitive Business;

The covenants in this Section 5(b)(i) shall be specifically enforceable.  However, the covenants in this Section 5(b)(i) shall not be construed to prohibit the ownership of not more than five percent of the equity of any publicly held entity engaged in a Competitive Business, so long as the Employee is not otherwise engaged with such entity in any of the other activities specified in clauses (a) through (d).  Notwithstanding the foregoing, if Severance Payments are required to be made to the Employee and the Partnership does not make any such payments within 30 business days following the date on which the Partnership (by notice to the CEO) is given notice by the Employee that payment was not timely made, then the Employee’s obligations under this Section 5(b) shall terminate.

ii.

Severability of Covenants.  For purposes of this Section 5(b), the Employee and the Partnership intend that the above covenants-not-to-compete shall be construed as separate covenants, one for each activity and each geographic area.  If one or more of these covenants are adjudicated to be unenforceable, such unenforceable covenant shall be deemed eliminated from this Section 5(b) to the extent necessary to permit the remaining separate covenants to be enforced.

SECTION 6.Conflicting Agreements

The Employee represents and warrants that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with the Agreement, and that he will not disclose to the Partnership or any Related Companies, nor use for the benefit of the Partnership or any Related Companies, any trade secrets or confidential information that are the property of any former employer or employers.

SECTION 7.Indemnification

The Partnership shall indemnify the Employee for acts undertaken as an agent of the Partnership or Related Companies to the fullest extent provided under applicable law.

SECTION 8.Assignment

a)

Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable (i) by the Employee without the prior written consent of the Partnership, or (ii) by the Partnership without the prior written consent of the Employee, except that the Partnership may assign its rights hereunder in connection with the sale or disposition of the business and assets of the Partnership as a whole or in part.

b)

No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or assignment by operation of law; and any attempt, voluntary or involuntary, to effect such action shall be void and of no effect.

SECTION 9.Binding Agreement

This Agreement shall be binding upon the Partnership and inure to the benefit of the Partnership, the Related Companies and their respective successors and permitted assigns (including, without limitation, the purchaser of all or substantially all of the assets of the Partnership or any of the Related Companies).  This Agreement also shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, administrators and permitted assigns.

SECTION 10.Severability

If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.  If any provision contained in this Agreement shall be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

SECTION 11.Notice

All notices or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects only if given in writing and delivered in person, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving party and the current business or home address.  Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or certified mail.

SECTION 12.Waivers

The failure of any Party to require the performance of any term or obligation of the Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

SECTION 13.Entire Agreement

This Agreement constitutes the entire understanding of the Employee and the Partnership with respect to the Employee’s employment.  As of the Effective Date, this Agreement supersedes any prior agreement or arrangement (whether written or oral) relative to the Employee’s employment with the Partnership.  No modification or waiver of any provisions of this Agreement shall be made unless made in writing and signed by the Employee and by such other person on behalf of the Partnership as the CEO may designate for such purpose.

SECTION 14.Governing Law

Any and all actions or controversies arising out of this Agreement, Employee’s employment with the Partnership or the termination hereof or thereof, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of Florida without regard to the choice of law principles thereof.

SECTION 15.Arbitration

Except with respect to the Partnership’s and Employee’s right to seek injunctive or other equitable relief (including, without limitation, pursuant to Section 5 above) or claims by the Employee for workers’ compensation or unemployment compensation, any dispute, controversy or claim based upon, arising out of or relating to the interpretation and performance of this Agreement, the Employee’s employment with the Partnership or any termination hereof or thereof or any matter relating to the foregoing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association (“AAA”), including, without limitation, claims for discrimination under any applicable federal, state or local law or regulation.  Any such arbitration shall be conducted in the Florida office of the AAA located closest to the Partnership’s Florida office.  The single arbitrator shall be appointed from the AAA’s list of arbitrators by the mutual consent of the Parties or, in the absence of such consent, by application of any Party to the AAA. A decision of the arbitrator shall be final and binding upon the Parties. The Parties agree that this Section 15 shall be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and the Party against whom enforcement is sought shall bear the expenses, including attorneys’ fees, of enforcement, and (ii) actions seeking appropriate equitable or injunctive relief, including, without limitation, pursuant to Section 5 above.  The Partnership shall pay the pay the fees of the arbitrator and each Party shall be responsible for his/its own legal fees, costs of its experts and expenses of his/its witnesses. The arbitrator’s remedial authority shall equal the remedial power that a court with competent jurisdiction over the Parties and their dispute would have.  Any award rendered shall be a reasoned award in writing and shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other Party in connection with the arbitration process) upon the Parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law.  The Partnership and Employee acknowledge that it is the intention of the parties that this Section 15 shall apply to all disputes, controversies and claims, including, without limitation, any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Florida Civil Rights Act, the Florida Equal Pay Law, the Florida Human Rights Act and all other federal, state or local laws, rules or regulations relating to employment discrimination or otherwise pertaining to this Agreement, Employee’s employment or termination thereof. THE PARTNERSHIP AND EMPLOYEE KNOWINGLY AND VOLUNTARILY AGREE TO THIS ARBITRATION PROVISION AND ACKNOWLEDGE THAT ARBITRATION SHALL BE INSTEAD OF ANY CIVIL LITIGATION, MEANING THAT EMPLOYEE AND THE PARTNERSHIP ARE EACH WAIVING ANY RIGHTS TO A JURY TRIAL.

SECTION 16.CAPTIONS

The captions set forth in this Agreement are for convenience only, and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

SECTION 17. 409A COMPLIANCE

a)

This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall comply with Section 409A.  For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment.  In no event may the Employee, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with Employer for purposes of Section 4 hereof unless he would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

b)

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c)

The Employee acknowledges that, while the Parties endeavor to have the Agreement comply with the requirements of Section 409A, any tax liability incurred by the Employee under Section 409A is solely the responsibility of the Employee.

SECTION 18.LEGAL COUNSEL

The Employee represents that the Partnership has previously recommended that the Employee engage counsel to assist him in reviewing this Agreement and all other matters relating to the Employee’s employment relationship with the Employer.  The Employee acknowledges that, prior to executing this Agreement; the Employee has been given a reasonable opportunity to review the Agreement and to consult with counsel as to its content and is entering into this Agreement freely and voluntarily.  The Partnership and the Employee shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

SECTION 19.NO SOLICITATION DEFENSE

Employee agrees he will make every good faith effort to adhere to any prior agreement(s) that remain in effect with Emerald Health Botanicals Inc. (“EMH”), in respect of confidentiality.  Employee will not attempt to persuade any employee, agent, distributor, or person to discontinue their business relationship with EMH if such action would violate the EMH agreement that is still in effect.

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IN WITNESS WHEREOF, the Parties have signed, sealed and delivered this Agreement as of the date first written above and below.

VILLAGE FARMS, L.P.

By: Village Farms of Delaware, L.L.C.

       General Partner

By: Agro Power Development, Inc.

      Managing Member

By: /s/ Michael A. DeGiglio

Michael A. DeGiglio, Chief Executive Officer

Employee:

/s/ Orville Bovenschen

Orville Bovenschen